Exhibit 99.1
News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE SECOND QUARTER 2011 RESULTS EXCEED EXPECTATIONS;
REVENUES UP 26%, OPERATING EARNINGS UP 35%,
EARNINGS PER SHARE UP 46%; FULL YEAR 2011 FINANCIAL GUIDANCE INCREASED

WELLINGTON, FL, July 25, 2011 – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced second quarter 2011 financial results.

SECOND QUARTER 2011 HIGHLIGHTS VERSUS SECOND QUARTER PRIOR YEAR

•
Revenues of $608.9 million increased 25.8 percent.  Second quarter bookings of approximately $800 million were a record for any quarter and were approximately 45 percent greater than the same period of the prior year.

•	Operating earnings of $106.7 million increased 35.4 percent. Operating margin of 17.5 percent expanded 120 basis points.

•	Net earnings were $54.8 million; earnings per diluted share were $0.54 and increased 45.9 percent.

•	Full-year 2011 earnings per share guidance increased by $0.10 per share to approximately $2.10 per diluted share.

SECOND QUARTER CONSOLIDATED RESULTS

Second quarter 2011 revenues of $608.9 million increased $125.0 million, or 25.8 percent, as compared with the same period of the prior year.  Second quarter 2011 results reflect the acquisitions of TSI Group, Inc., Satair A/S’s aerospace fastener distribution business and LaSalle Lighting (recent acquisitions).  Revenue growth for the second quarter of 2011, excluding recent acquisitions from both periods, was approximately 12.8 percent.

Second quarter 2011 operating earnings of $106.7 million increased 35.4 percent on the aforementioned 25.8 percent increase in revenues.  Operating margin was 17.5 percent and expanded 120 basis points as compared with the prior year period.  Operating earnings growth and operating margin expansion were driven by the higher sales volume, improved revenue mix and ongoing operational efficiency initiatives.

Second quarter 2011 net earnings were $54.8 million.  Earnings per diluted share of $0.54 increased 45.9 percent as compared with the prior year period.

Second quarter 2011 free cash flow was $59.0 million and represents a free cash flow conversion ratio of 107.7 percent of net earnings.

Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “Our second quarter results included record quarterly bookings, up 45 percent, representing a book to bill ratio of 1.3 to 1.  In addition, revenues were up 26 percent, operating earnings were up 35 percent, earnings per share were up 46 percent and the free cash flow conversion ratio was in excess of 100 percent of net earnings.  The record bookings performance was driven by strong orders for a broad range of aircraft interior equipment for both new-buy and aftermarket programs.  The 120 basis point expansion in operating margin was driven by margin improvements in each of our three business segments.”

“Based on our record backlog, both booked and awarded but unbooked, of approximately $6.5 billion, our expectation for continued growth in passenger travel and attendant increases in capacity, and our expectation of significantly higher levels of wide-body aircraft deliveries, we expect the second half of 2011 to be stronger than the first half of 2011 and accordingly, we have raised our full-year 2011 guidance to approximately $2.10 per diluted share,” concluded Mr. Khoury.

Free cash flow and free cash flow conversion ratio are non-GAAP financial measures.   For more information see “Reconciliation of Non-GAAP Financial Measures.”

SECOND QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Three Months Ended June 30,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$308.5	$236.4	30.5%
Consumables management	239.9	193.1	24.2%
Business jet	60.5	54.4	11.2%
Total	$608.9	$483.9	25.8%

OPERATING EARNINGS
Three Months Ended June 30,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$51.9	$36.6	41.8%
Consumables management	48.3	38.2	26.4%
Business jet	6.5	4.0	62.5%
Total	$106.7	$78.8	35.4%

Second quarter 2011 commercial aircraft segment (CAS) revenues of $308.5 million increased 30.5 percent as compared with the prior year period.  CAS second quarter 2011 operating earnings of $51.9 million increased 41.8 percent and operating margin of 16.8 percent expanded 130 basis points as compared with the prior year period, primarily due to an improved revenue mix and ongoing operational efficiency initiatives.

Second quarter 2011 consumables management segment (CMS) revenues of $239.9 million increased 24.2 percent and operating earnings of $48.3 million increased 26.4 percent, as compared with the second quarter of 2010.  Operating margin of 20.1 percent increased 30 basis points as compared with the same period of the prior year in spite of the margin drag from recent acquisitions.  Organic revenue growth, excluding recent acquisitions from both periods and excluding sales to military and business jet customers, increased by 13.0 percent.  Organic operating margin, excluding recent acquisitions from both periods, expanded by 140 basis points to 21.2 percent.

Second quarter 2011 business jet segment revenues of $60.5 million increased 11.2 percent as compared with the prior year period. Operating earnings of $6.5 million increased $2.5 million or 62.5 percent as compared with the prior year period.  Current period operating margin of 10.7 percent expanded by 330 basis points, reflecting both the increase in revenues and an improved mix of revenues.

SIX-MONTH CONSOLIDATED RESULTS

For the six months ended June 30, 2011, revenues of $1.209 billion increased 27.6 percent as compared with the prior year period.  Revenue growth for the first six months of 2011, excluding the recent acquisitions from both periods, was approximately 14.6 percent.

For the six months ended June 30, 2011, operating earnings of $206.8 million increased 37.1 percent as compared with the prior year period.  Operating margin in the current period of 17.1 percent expanded 120 basis points as compared to the prior year period.

For the six months ended June 30, 2011, net earnings were $105.1 million, or $1.03 per diluted share, as compared with $71.1 million, or $0.71 per diluted share, in the prior year period, reflecting a growth rate in earnings per share of 45.1 percent.

SIX-MONTH SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Six Months Ended June 30,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$618.8	$466.5	32.6%
Consumables management	470.7	379.2	24.1%
Business jet	119.6	101.7	17.6%
Total	$1,209.1	$947.4	27.6%

OPERATING EARNINGS
Six Months Ended June 30,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$101.2	$70.4	43.8%
Consumables management	92.9	75.0	23.9%
Business jet	12.7	5.4	135.2%
Total	$206.8	$150.8	37.1%

For the six months ended June 30, 2011, CAS revenues of $618.8 million increased 32.6 percent as compared with the prior year period.  CAS operating earnings of $101.2 million increased 43.8 percent and operating margin of 16.4 percent expanded 130 basis points as compared with the prior year period, primarily due to an improved revenue mix and ongoing operational efficiency initiatives.

For the six months ended June 30, 2011, CMS revenues of $470.7 million increased 24.1 percent and operating earnings of $92.9 million increased 23.9 percent, as compared with the prior year period.  Operating margin of 19.7 percent decreased 10 basis points as compared with the same period of the prior year due to the margin drag from recent acquisitions.  Organic revenue growth, excluding recent acquisitions from both periods and excluding sales to military and business jet customers, increased by 14.1 percent.  Organic operating margin, excluding recent acquisitions from both periods, expanded by 40 basis points to 20.2 percent.

For the six months ended June 30, 2011, business jet segment revenues of $119.6 million increased 17.6 percent as compared with the prior year period. Operating earnings of $12.7 million increased $7.3 million or 135.2 percent as compared with the prior year period.  Current period operating margin of 10.6 percent expanded by 530 basis points, reflecting both the increase in revenues and an improved mix of revenues.

LIQUIDITY AND BALANCE SHEET METRICS

Second quarter 2011 free cash flow was $59.0 million and represents a free cash flow conversion ratio of 107.7 percent.  For the first six months of 2011, free cash flow was $109.5 million and the free cash flow conversion ratio was 104.2 percent.  As of June 30, 2011, cash was $193.2 million, net debt, which represents total debt of $1.246 billion less cash, was $1.052 billion and the company’s net debt-to-net capital ratio was 37.3 percent.  As of June 30, 2011, the company had no borrowings outstanding on its $750 million revolving credit facility and has no debt maturities until July 2018.

BOOKINGS

Bookings during the second quarter of 2011 were approximately $800 million, a quarterly record, and represented a book to bill ratio of approximately 1.3 to 1. Backlog at the end of the quarter was approximately $3.4 billion, an increase of approximately 21 percent as compared with the company’s June 30, 2010 backlog.  Supplier furnished equipment (SFE) awards increased to $3.1 billion.  As a result, total backlog, both booked and awarded but unbooked, expanded to a record $6.5 billion, an increase of approximately 20 percent as compared with June 30, 2010.

OUTLOOK

Commenting on the company’s outlook, Mr. Khoury stated, “Based on our record backlog, both booked and awarded but unbooked, of approximately $6.5 billion, our expectation for continued growth in passenger travel and attendant increases in capacity, and our expectation of significantly higher levels of wide-body aircraft deliveries, we expect the second half of 2011 to be stronger than the first half of 2011 and accordingly, we have raised our full-year 2011 guidance to approximately $2.10 per diluted share.”

The company’s financial guidance is as follows:

•
The company expects increasing aftermarket demand for consumables and commercial aircraft segment spares driven by the continuing growth in passenger traffic and capacity.  In addition, the company expects an increase in orders and revenues arising from the expected acceleration in deliveries of new wide-body aircraft.

•	2011 revenues are expected to be approximately $2.5 billion or approximately 25 percent higher than 2010 revenues.

•	2011 earnings per diluted share guidance is increased by $0.10 per share to approximately $2.10 per diluted share or approximately 48 percent higher than 2010 earnings per diluted share.

•	2011 free cash flow is expected to be approximately $210 million representing a free cash flow conversion ratio of approximately 100 percent.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the company’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, the company does not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Revenues	$608.9	$483.9	$1,209.1	$947.4
Cost of sales	375.8	309.6	753.3	605.3
Selling, general and administrative	89.3	70.0	174.7	138.7
Research, development and engineering	37.1	25.5	74.3	52.6

Operating earnings	106.7	78.8	206.8	150.8

Operating earnings, as a percentage of revenues	17.5%	16.3%	17.1%	15.9%

Interest expense	26.0	19.9	52.2	40.7
Debt prepayment costs	-	2.5	-	2.5

Earnings before income taxes	80.7	56.4	154.6	107.6

Income taxes	25.9	19.1	49.5	36.5

Net earnings	$54.8	$37.3	$105.1	$71.1

Net earnings per common share:

Basic	$0.54	$0.37	$1.04	$0.71
Diluted	$0.54	$0.37	$1.03	$0.71

Weighted average common shares:

Basic	100.9	99.5	100.9	99.5
Diluted	101.8	100.7	101.7	100.6

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	June 30,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$193.2	$78.7
Accounts receivable	347.8	285.4
Inventories	1,424.1	1,372.0
Deferred income taxes	37.4	36.0
Other current assets	33.6	37.4
Total current assets	2,036.1	1,809.5
Long-term assets	1,645.4	1,608.5
	$3,681.5	$3,418.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$527.2	$453.9
Total long-term liabilities	1,382.6	1,360.1
Total stockholders' equity	1,771.7	1,604.0
	$3,681.5	$3,418.0

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$105.1	$71.1
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	30.3	25.0
Deferred income taxes	31.0	24.7
Non-cash compensation	12.8	13.9
Debt prepayment costs	-	2.5
Provision for doubtful accounts	1.0	1.0
Loss on disposal of property and equipment	0.4	0.5
Tax benefits realized from prior exercises of employee stock options	(15.2)	(5.4)
Changes in operating assets and liabilities:
Accounts receivable	(58.4)	(36.0)
Inventories	(43.9)	(28.8)
Other current assets and other assets	7.1	2.4
Accounts payable and accrued liabilities	60.4	25.4
Net cash flows provided by operating activities	130.6	96.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(21.1)	(16.9)
Acquisitions, net of cash acquired	(17.1)	-
Net cash flows used in investing activities	(38.2)	(16.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	1.8	1.4
Tax benefits realized from prior exercises of employee stock options	15.2	5.4
Principal payments on long-term debt	(0.3)	(75.2)
Borrowings on line of credit	30.0	-
Repayments on line of credit	(30.0)	-
Net cash flows provided by (used in) financing activities	16.7	(68.4)

Effect of foreign exchange rate changes on cash and cash equivalents	5.4	(7.2)

Net increase in cash and cash equivalents	114.5	3.8
Cash and cash equivalents, beginning of year	78.7	120.1
Cash and cash equivalents, end of year	$193.2	$123.9

BE AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “free cash flow” and “free cash flow conversion ratio” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934.

The company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The company uses free cash flow to provide investors with an additional perspective on the company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the company’s net earnings.  The company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow.

Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, we are providing the following tables that reconcile free cash flow to the most comparable GAAP financial measure:

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

	Three	Six
	Months Ended	Months Ended
	June 30,	June 30,
	2011	2011
Net cash flow provided by operating activities	$69.8	$130.6
Capital expenditures	(10.8)	(21.1)
Free cash flow	$59.0	$109.5